UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

Date: July 31, 2022

Cocannco, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11432

Colorado	8742	84-2351885
(State of Other Jurisdiction Of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

Donald Clark (916) 905-1488

dclark@cocannco.com;

1817 Maryal Drive, Suite 100 Sacramento, CA

Please send copies of all correspondence to our corporate business address: [X]

TABLE OF CONTENTS

OUR BUSINESS	2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	4
DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	5
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS	6
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	7
FINANCIAL STATEMETNS FOR THE YEAR ENDED JULY 31, 2021	9
EXHIBITS
Certificate of Incorporation	Ex. 1
Amended and Restated Bylaws	Ex. 2

 In this Annual Report, references to “Cocannco, Inc..”, “Cocannco”, “we,” “us,” “our,” or the “Company” mean Cocannco, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

OUR BUSINESS

The Company

The address of our web site is www.cocannco.com. The information at our web site is for general information and marketing purposes and is not part of this report for purposes of liability for disclosures under the federal securities laws.

Cocannco Inc. is a business accelerator focused exclusively on the cannabis space. Our mission is to invest in innovators by providing funding and development to companies that we believe to be the future faces of legal cannabis. We exist to solve the biggest problem we see within the market: cannabis companies’ lack of access to capital.

We actively seek out relationships with proven cannabis companies ready to scale and then help them achieve their ambitions. Our portfolio will be made up of companies that already have proven profit models and potential for scalability. We are committed to accelerating the success of the companies we invest in, and in turn, increasing our shareholder value.

The Company may use data-driven investor marketing firms specializing in generating awareness and attracting potential retail investors in the cannabis sector, to assist our fundraising and media campaigns.

Currently we are finalizing agreements, subject to successful due diligence and closing, to acquire more than 50% ownership of multiple expansion projects. Identified projects include brand manufacturing rights, licensed cannabis cultivations, limited distribution, and retail sales location(s) for cannabis products in California.

The Company may also engage in partnerships. joint ventures, acquisitions, mergers, and takeovers (“Strategic Relationships”). Certain Strategic Relationships may result in significant changes in the corporate structure of the Company or the issuance of potentially dilutive warrants, options or convertible notes. In addition, these Strategic Relationships may result in the Company acquiring royalties, leases, revenue sharing agreements, licenses, or minority shareholdings. Strategic Relationships may result in revenue that is taxable to the Company as income and could result in increased reserves for taxes.

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact to date, we have had no revenues. The Company has not generated any revenues since inception and sustained an accumulated net loss of ($825,386) for the period from inception to July 31, 2022. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

Our Target Market

As of June 2022, cannabis is legal in 41 states and in D.C. and Puerto Rico for medical and/or recreational purposes—or both. The legal cannabis industry is now growing at an increasingly rapid pace. Industry studies indicate the market is likely to exceed an annual volume in excess of $48 Billion in the next 4 years and upwards of $72 Billion by 2030. (Sources: The Cannigma, New Frontier data – 2022 U.S. Cannabis Report). Other forecasters project the North American legal cannabis market size should reach $104.9 Billion by 2027. (Source: North America Legal Marijuana Market Size, Share & Trends Analysis Report By Product Type, By Marijuana Type, By Medical Use, By Region And Segment Forecasts, 2020 - 2027 by Grand View Research) In early-adopter states like Colorado, Oregon, Washington, and California the industry is still dominated by small operators. These companies face almost no competition yet from dominant national brands because of the strict regulatory environment and the complexity of legally recruiting large capital investments. Companies with a scalable business model that access funding early have an opportunity to become dominant market leaders in an expanding and maturing industry.

2

Our company will recruit and target only scalable cannabis companies looking to become sector leaders in the legal cannabis market. We’ll provide access to new investment capital and expert professional oversight in exchange for stock in their company.

Our Products and Services

Our team of industry veterans will guide our portfolio companies and give them access to resources that will help them scale and achieve expanded profitability, as well as add a level of professionalism and credibility that’s often missing in the industry. We advise on cannabis compliance, banking, and legislation as they grow and lead future capital investment campaigns.

Our Operational Plan

We have built a unique brand, story, website, and marketing materials for investor recruitment and established a comprehensive investor relations plan. We have relationships with veteran investor marketing and investor relations firms that specialize in cannabis industry funding and compliance. We are in the process of recruiting two companies to pilot our accelerator program and establish Letter of Intent agreements with their ownership.

In 2022 we publicly announced our company branding, accelerator program, and investment opportunities. We plan to announce our Letter of Intent agreements by year end. We intend to use funds raised to invest in expansion projects for companies in our accelerator portfolio and growth of our investor marketing campaigns.

We intend to guide, advise, and support our portfolio with compliance oversight, financial projections, and growth strategies. While managing our current investment and their growth we’ll return to recruiting new scalable companies that will help diversify our portfolio. We’ll prepare new rounds of public investment for our current and future portfolio members and grow with their success.

Our Competitive Advantages

We believe our team’s ability to recruit and vet top cannabis companies looking to scale and our legal access to millions of dollars in potential capital annually give us a large competitive advantage.

Until recently, cannabis businesses, from dispensaries to farms, were limited to operating solely on cash transactions due to strict regulations. Furthermore, most cannabis businesses don't have access to debt or equity to invest in their business and scale. Cannabis companies need professional support to expand operations professionally and access capital for growth.

Public and private accelerators are an obvious solution to the market’s need to mature and we believe being one of the first public accelerators of its kind, we’ll command attention and recruit even stronger companies to our portfolio.

Government Regulations

We are unaware of and do not anticipate having to expend significant resources to comply with any local, state and governmental regulations. We are subject to the laws and regulations of those jurisdictions in which we plan to offer our products and services, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements.

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Management’s Discussion and Analysis of Financial Condition and Results of Operation

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that reflect our current views with respect to future events and financial performance, which involve risks and uncertainties. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

Results of Operations

There is limited historical financial information about us upon which to base an evaluation of our performance. We have not generated revenues from our operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. (See “Risk Factors”). To become profitable and competitive, we must develop the business plan and execute the plan. Our management will attempt to secure financing through various means including borrowing and investment from institutions and private individuals.

Since inception, most of our time has been spent refining and implementing our business plan. During the period from inception July 1, 2018 through July 31, 2022 we did not generate any income. We incurred total operating expenses of $829,886. For the period of July 31, 2021, through July 31, 2022 the total operating expenses were $388,266 consisting of Salary Expense of $265,500, Consulting Fees of $10,000, Professional Fees of $35,277, Advertising & Promotion of $21,018, Travel Expense of $4,163, Dues & Subscriptions of $5,115, Rent Expense of $36,000, Escrow Expense $300, Miscellaneous Expense of $174 Bank Service Charges of $1,755, Office Supplies of $8,246, Other Expenses of $688.

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception and sustained an accumulated net loss of ($388,236) for the period from July 31, 2021 to July 31, 2022. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period. The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties. No assurance can be given that the Company will be successful in these efforts. The Company currently has no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

Our directors and officers have made no commitments, written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

2

If the Company is unable to raise the funds partially through its offerings, the Company will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that the Company will be able to keep costs from being more than these estimated amounts or that the Company will be able to raise such funds. Even if we sell all shares offered through a Reg D or Reg A+ Offering Circular, we expect that the Company will seek additional financing in the future. However, the Company may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, the Company may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we expect that the Company will be required to seek protection from creditors under applicable bankruptcy laws.

Plan of Operation

The Company has established the following milestones for projected business:

By the last quarter of 2022, Cocannco will use commercially reasonable best efforts to finalize commitments from major investor leads and complete all due diligence on its first accelerator program companies. The company will then use the same commercially reasonable best efforts to file a Reg A+ offering and update all investor materials. Once accelerator program agreements are in place, Cocannco can publicly announce our first accelerator program cohort and launch a new marketing and outreach campaign for investors.

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Offering Circular.

Name (1)	Position	Age	Term of Office	Hours/Week
Donald Clark	CEO, COO, Director		12-1-2020 to Present	Full-time
Evan Clark	Treasurer, Secretary, Director		12-1-2020 to Present	Full-time
Uncommon to list Advisory Board Members in a filing.	Advisory Board Member		4-27-2022 to Present	As needed

(1)All addresses shall be c/o the company

Donald Clark – Chief Operating Officer, Director

Don Clark has over 45 years of experience in compliance, mortgage banking, and business development. His financial expertise extends to commercial and residential mortgages, private lender licensing, state and federal lending compliance, and warehouse line management.

Evan Clark, Treasurer, Secretary, Director

Evan Clark is a business strategy consultant and social entrepreneur with over 12 years’ experience leading for-profit and nonprofit organizations. He’s also a humanist public speaker and award-winning community organizer.

Evan is currently Founder & Creative Director of Spectrum Experience LLC, Executive Director of Atheists United, and co-host of the Humanist Experience podcast. He previously served as Outreach Director for the James Woods campaign and Marketing Director for BuyUSDA.com.

3

Very uncommon to include advisory board members in a filing.

Compensation of Directors and Executive Officers

Capacities in which Compensation was

Name (1)	Received (2)	Cash Compensation 2021	Cash Compensation 2022	Other Compensation	Total Compensation
Donald Clark	CEO, COO/Director	$50,000	$76,000	-	$126,000
Evan Clark	CMO, Director, Secretary, Treasurer	$17,500	$32,000		$49,500
	Advisory Board Member	$0	$0		$0
Richard Thomas	CEO, Director (1)	$50,000	$40,000		$90,000

The Company has in its budget: 1. A salary of $144,000 for the CEO, CFO and COO respectively and $72,000 for the CMO, Secretary/Treasurer. All salaries began accruing February 1, 2021 and are reflected as accounts payable.

[1] Richard Thomas departed the company April 27, 2022.

Security Ownership of Management and Certain Beneficial Owners

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class	Total Voting Power per Beneficial Owner[1]
Common	Rich Thomas	4,814,722		8.60
Common	Opulent International LLC. [2]	1,633,701		2.92
Common	Wyndgate Holdings LLC. [3]	4,546,458		8.12
Common	Donald Clark	3,143,465		5.61
Common	Evan Clark	460,676		0.82
Common	2021 Cocannco Inc. ESOP[4]	39,985,000		71.39
Common	All directors and officers as a group	10,052,564		17.95

[1] Indicates the total voting power of each holder’s security ownership across all three classes of voting securities. This column excludes any acquirable ownership.

[2] Opulent International LLC. is majority owned and controlled by Rich Thomas.

[3] Wyndgate Holdings LLC. is majority owned and controlled by John Manikas.

[4] Stock issued to the approved 2021 Cocannco, Inc. Employee Stock Ownership Plan (“2021 ESOP”), the voting proxy of the ESOP is held by the Board of Directors of Cocannco Inc. The shareholders approved the 2021 ESOP on July 26, 2021, and it is attached hereto as an exhibit.

Amounts are as of July 31, 2022. The fifth column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

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Stock Incentive Plan

On July 26, 2021, the Company adopted its amended Stock Incentive Plan, by which 45,000,000 shares of Common Stock are to be reserved for issuance under the plan. All officers and employees of the company, and certain advisors and contractors will be able to participate in the plan on equal basis. To date, all options have been issued under the plan.

Litigation

On June 30, 2021, Donald Bosch, formerly the President of Cocannco, Inc. filed suit in District Court,

City and County of Denver, case number 2021CV32058. The Complaint sought a monetary judgment in the amount of $145,000 plus 10% compounded annually from October 26, 2020 and “post-

judgment interest at the maximum rate permitted by law.”

On August 12, 2021, the court entered an Order Granting Motion for Entry of Default Judgment as to

both Cocannco, Inc. and Opulent International LLC (the, “Order”) in the amount of “$162,192.10, plus post-judgment interest at 10% per annum and the costs and fees incurred in collecting on this judgment.”

On February 14, 2022, Donald Bosch took action to collect on his Default Judgement by garnishing the companies bank accounts. The management of the Company believes that Bosch and the Company can resolve the issues between them, including the Order but reserves all rights in the pendency of a settlement.

Subsequent Events

As of October 2022, Donald Bosch has made further efforts to collect on and enforce his Order. Cocannco has responded to interrogatories and Donald Clark, on behalf of Cocannco was deposed by Bosch on or about September 28, 2022. The parties are in advanced negotiations to stay further action for collection. As part of the ongoing negotiations, the parties have agreed in principle to monthly payments of $5000 to Bosch as well as a tolling of time on causes of action until 2Q2023.

In addition, the Company has retained Colorado counsel and the management believes that it has good and valuable claims against Bosch that, according to the contract between the parties, could result in damages in excess of the Order. The Company is considering filing an arbitration claim against Bosch. The management of the Company believes that Bosch and the Company can resolve the issues between them, including the Order but reserves all rights in the pendency of a settlement.

.

WHERE YOU CAN FIND MORE INFORMATION

We previously filed an offering statement on Form 1-A with the Commission under Regulation A of the Securities Act with respect to the Common Stock offered by that Offering Circular and would not be considered current. This Annual Report (form 1-K) filing has updated information, and if in conflict with the previously filed Form 1-A, this Annual Report (form 1-K) takes precedence.

The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the Commission, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

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COCANNCO, INC. CO. TABLE OF CONTENTS

6

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Cocannco, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cocannco, Inc. (the “Company”) as of July 31, 2022 and 2021, and the related consolidated statements of operations, statements of stockholders’ deficit, and cash flows for each of the two years then ended, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the financial statements, the Company has incurred losses since inception of $829,886. These factors create an uncertainty as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matters-Risks and Uncertainties

The Company is not able to predict the ultimate impact that COVID -19 will have on its business. However, if the current economic conditions continue, the pandemic could have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company plans to operate.

/s/ Gries & Associates, LLC

We have served as the Company’s auditor since 2021.

Denver, CO

December 22, 2022

 7

Balance Sheet

Cocannco Inc.

July 31, 2022 and 2021

	7/31/2022	7/31/2021
Assets	$	$
Total Cash and Bank	45	25,216
Note Receivable	145,000	145,000
Other Receivables	955
Total Assets	146,000	170,216

Liabilities
Notes Payable	344,152	296,800
Salaries Payable	406,500	141,000
Rent Payable	54,000	18,000
Other Payable	3,762
Accrued Expenses	405
Total Current Liabilities	808,820	455,800.00
Total Long-term Liabilities	—	—
Total Liabilities	808,820	455,800.00

Commitment and Contingencies

Equity
Common Stock	5,601	5,600
Additional paid in capital	161,465	150,466
Total Retained Earnings (Deficit)	(829,886)	(441,650)
Total Equity	(662,820)	(285,584)

Total Liabilities and Equity	146,000	170,216

The Accompanying Notes Are an Integral Part of these Financial Statements.

 8

Income Statement

Cocannco Inc.

For the years ended July 31, 2022 and 2021

	7/31/2022	7/31/2021
	$	$
Total Income	-	-

Total Cost of Goods Sold	-	-

Gross Profit	-	-

Operating Expenses
Salary Expense	265,500	141,000
Professional Fees	35,277	42,940
Advertising & Promotion	21,018	32,000
Consulting Fee	10,000	25,000
Dues & Subscriptions	5,115	11,740
Rent Expense	36,000	18,000
Filing Fee	—	8,000
Compensation Expense	—	4,500
Office Supplies	8,246	2,806
Bank Service Charges	1,755	2,543
Travel Expense	4,163	2,156
Escrow	300
Miscellaneous Expense	174	320
Other Expense	688	—
Meals and Entertainment	—	—
Repairs & Maintenance	—	—
Total Operating Expenses	388,236	291,005

Net Income (Loss)	(388,236)	(291,005)

Average Shares Outstanding	56,000,000	56,000,000

Net Loss Per Common Share	(0.01)	(0.01)

The Accompanying Notes Are an Integral Part of these Financial Statements.

9

Statement of Stockholders' Equity

Cocannco Inc.

For the years ended July 31, 2022 and 2021

	Common Stock
	Shares	Amount	Additional Paid-in-capital	Common stock to be issued	Retained Earnings	Total Stockholders' Equity
	—	—	—		—	—
Issuance of shares	11,000,000	1,100	150,466		—	151,566
ESOP	45,000,000	4,500				4,500
Net Income	—	—	—		(441,650)	(441,650)

Stockholders' Equity July 31, 2021	56,000,000	5,600	150,466		(441,650)	(285,584)

Issuance of shares	—	—	10,999	1	—	11,000
ESOP	—	—				—
Net Income	—	—	—		(388,236)	(388,236)

Stockholders' Equity July 31, 2022	56,000,000	5,600	161,465	1	(829,886)	(662,820)

The Accompanying Notes Are an Integral Part of these Financial Statements.

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    Cash Flow Statement

Cocannco Inc.

 For the years ended July 31, 2022 and 2021

	7/31/2022	7/31/2021
Operating Activities	$	$
Net Loss for the period	(388,236)	(291,005)
Accounts Payable	305,667	159,000
Other Operating Expense	—	46,000
Decrease in Prepaid Expenses	—	140
Net cash from Operating Activities	(82,569)	(85,865)

Financing Activities
Owner Contribution	—	—
Note Payable	47,352	250,800
Note Receivable		(145,000)
Other Receivables
Issuance of common stock	10,045	4,500
Net Cash from Financing Activities	57,397	110,300

OVERVIEW
Starting Balance	25,216	781
Gross Cash Inflow	57,397	110,300
Gross Cash Outflow	(82,569)	(85,865)
Net Cash Change	(25,171)	24,435
Ending Balance	45	25,216

The Accompanying Notes Are an Integral Part of these Financial Statements.

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COCANNCO, INC.

NOTES TO FINANCIAL STATEMENTS

For Period Ending July 31st, 2022

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Cocannco Inc. (the “Company”) was incorporated in the State of Colorado on July 11, 2019. The Company is a startup company in the process of building an e-commerce platform for buyers and sellers, as well as other business projects, relating to the legal cannabis industry in the US.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined in ASC 915 “Development Stage Entities.” The Company is devoting substantially all of its efforts to the development of its business plans. The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; and does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Start-Up Costs

In accordance with ASC 720, “Start-up Costs”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Cash

Cash includes cash in bank only.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) and Accounting Standards Codification (“ASC”) Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers (“ASC 340-40”), (collectively, “Topic 606”). As at July 31, 2022, the company remains in accordance with Topic 606. ASU 2014-09 requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligations and recognition of revenue as the entity satisfies the performance obligations. The Company implemented ASU 2014-09 for the annual reporting period of July 31, 2022, which resulted in no changes to our financial statements as there is no revenue reported in the period presented.

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Earnings Per Share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,” Basic earnings (loss) per share (“EPS”) is computed by dividing net profit/loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. The number of common shares that are exercisable or converted into common stock is not material to effect diluted EPS results.
Further, since the company showed a loss for the period presented, basic and diluted loss per share are the same for the period.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provide that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As of July 31, 2022, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company has no assets or liabilities valued at fair value on a recurring basis.

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Year End

The company’s year-end remains July 31st for accounting purposes.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated any revenues since inception and sustained an accumulated net loss of $(829,886) for the period from inception to July 31, 2022. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.  The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties.  No assurance can be given that the Company will be successful in these efforts.

Management plans to raise significant capital through investors to capitalize its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 - INCOME TAXES

The reconciliation of income tax benefit at the U.S. statutory rate of 21% for the period ended July 31, 2022 to the Company’s effective tax rate is as follows:

Income tax benefit at statutory rate	$81,530
Change in valuation allowance	(81,530)
Income tax benefit per books	$0

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets for the period ended July 31, 2022 are as follows:

Net Operating Loss	$388,236
Valuation Allowance	(388,236)
Net deferred tax asset	$0

The Company has approximately $(825,386) of net operating losses (“NOL”) carried forward to offset taxable income, if any, in future years which expire commencing in fiscal 2037. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

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NOTE 5 – COMMITMENT AND CONTINGENCIES

Office space is currently being rented from Manikas Properties on a month-to-month basis at $3,000 per month. John Manikas owns Manikas Properties and is the Managing Member of Wyndgate Holdings LLC, a shareholder in Cocannco Inc.

On April 27, 2022, Richard Thomas resigned as a Board Member and as Chief Executive Officer. On the same date, Donald Clark was elected as Chief Executive Officer and Patrick Morris elected to serve as an Advisory Board Member.

NOTE 6 – LIABILITIES

During the undertaken period, the company signed a promissory note of $34,500 with Wyndgate Holdings LLC (a shareholder). The company also signed a note of $5,000 with Richard Thomas (a board member). The company also signed a note of $8,806 with Donald Clark (a board member). All proceeds from the notes were utilized for business operating expenses. Mr. Thomas was reimbursed a sum of $1,000 against his note to bring his note payable balance to $4,000.

Cocannco Inc. signed a promissory note of $145,000 on October 28, 2020, with Donald Bosch. The note represents the balance of the purchase for the company by Opulent International LLC. The purchase terms required that the note be signed by Opulent International LLC and Cocannco Inc. Opulent International LLC executed an offsetting note payable to Cocannco Inc. to indemnify this debt to Cocannco Inc. On January 30, 2021, Cocannco Inc. signed a promissory note of $53,500 with Wyndgate Holdings LLC, and on July 31, 2021, signed an additional note of $46,000. Also on July 31, 2021, the company signed a separate promissory note of $52,000 with Opulent International LLC. All proceeds from the notes were utilized for business operating expenses. Both Opulent International LLC and Wyndgate Holdings LLC are shareholders of Cocannco Inc. Cocannco, Richard Thomas and Opulent International LLC have verbally agreed to extend the maturity date(s) on all notes due and payable by Cocannco indefinitely pending the resolution of the Donald Bosch Judgment.

On June 30, 2021, Donald Bosch, formerly the President of Cocannco, Inc. filed suit in District Court, City and County of Denver, case number 2021CV32058. The Complaint sought a monetary judgment in the amount of $145,000 plus 10% compounded annually from October 28, 2020, and “post- judgment interest at the maximum rate permitted by law.”

On August 12, 2021, the court entered an Order Granting Motion for Entry of Default Judgment as to both Cocannco, Inc. and Opulent International LLC (the, “Order”) in the amount of “$162,192.10, plus post-judgment interest at 10% per annum and the costs and fees incurred in collecting on this judgment.”

On February 14, 2022, Donald Bosch took action to collect on his Default Judgement by garnishing the companies bank accounts. The management of the Company believes that Bosch and the Company can resolve the issues between them, including the Order but reserves all rights in the pendency of a settlement.

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NOTE 7 – STOCKHOLDERS’ EQUITY

Authorized Stock

The Company has authorized 475,000,000 common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

The Company has authorized 25M (25,000,000) shares of Preferred Stock with 15M (15,000,000) in a Series A with each share carrying 5 voting rights and convertible into 5 shares of Common Stock. There are no Preferred Shares issued and outstanding at this time.

During the accounting period, the company sold 11,000 common shares for $1 per share, which are yet to be issued.

In 2021, the company made proper classification of stockholder’s equity to bring the outstanding shares to 11,000,000 due to the contribution made in the amount of $76,565.66 during the last accounting year.

In accordance with ASC 718-40, the company Board of Directors approved the 2021 employee stock ownership plan to provide for the issuance of equity incentive awards. The plan called for 45,000,000 common shares with 0.0001 par value, funded through a Note Payable by the company, and were issued on July 26th, 2021. Please see attached documents.

All the above brings the total shares (outstanding and non-issued shares) to 56,011,000.

NOTE 8 – SUBSEQUENT EVENTS

As of October 2022, Donald Bosch has made further efforts to collect on and enforce his Order. Cocannco has responded to interrogatories and Donald Clark, on behalf of Cocannco was deposed by Bosch on or about September 28, 2022. The parties are in advanced negotiations to stay further action for collection. As part of the ongoing negotiations, the parties have agreed in principle to monthly payments of $5000 to Bosch as well as a tolling of time on causes of action until 2Q 2023.

In addition, the Company has retained Colorado counsel and the management believes that it has good and valuable claims against Bosch that, according to the contract between the parties, could result in damages in excess of the Order. The Company is considering filing an arbitration claim against Bosch. The management of the Company believes that Bosch and the Company can resolve the issues between them, including the Order but reserves all rights in the pendency of a settlement.

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